SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)





                            NEW FRONTIER MEDIA INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  644398-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 7, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [   ]  Rule 13d-1(b)
                  [ X ]  Rule 13d-1(c)
                  [   ]  Rule 13d-1(d)


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CUSIP No.                        13G                                Page 2 of 14

644398-10-9


1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Capital Management

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [   ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

                        5        SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          6        SHARED VOTING POWER
     BENEFICIALLY                510,500
       OWNED BY
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                  0
     PERSON WITH
                        8        SHARED DISPOSITIVE POWER
                                 510,500

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     510,500 shares of Common Stock

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.26%

12   TYPE OF REPORTING PERSON

     PN


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CUSIP No.                        13G                                Page 3 of 14

644398-10-9




1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Associates

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [   ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

                        5        SOLE VOTING POWER
                                 625,400
      NUMBER OF
        SHARES          6        SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                  625,400
     PERSON WITH
                        8        SHARED DISPOSITIVE POWER
                                 0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     625,400 shares of Common Stock

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.77%

12   TYPE OF REPORTING PERSON

     PN



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CUSIP No.                        13G                                Page 4 of 14

644398-10-9



1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Associates II, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [   ]
                                                                  (b)  [   ]

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

                        5        SOLE VOTING POWER
                                 31,500
      NUMBER OF
        SHARES          6        SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                  31,500
     PERSON WITH
                        8        SHARED DISPOSITIVE POWER
                                 0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,500 shares of Common Stock

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  [   ]
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.14%

12   TYPE OF REPORTING PERSON

     PN


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CUSIP No.                        13G                                Page 5 of 14

644398-10-9


1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Offshore Fund, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [   ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

                        5        SOLE VOTING POWER
                                 424,600
      NUMBER OF
        SHARES          6        SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                  424,600
     PERSON WITH
                        8        SHARED DISPOSITIVE POWER
                                 0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     424,600 shares of Common Stock

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.88%

12   TYPE OF REPORTING PERSON

     CO


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CUSIP No.                        13G                                Page 6 of 14

644398-10-9



1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andrew Sandler

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [   ]
                                                                  (b)  [   ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                        5        SOLE VOTING POWER
                                 0
      NUMBER OF
        SHARES          6        SHARED VOTING POWER
     BENEFICIALLY                1,167,400
       OWNED BY
         EACH           7        SOLE DISPOSITIVE POWER
      REPORTING                  0
     PERSON WITH
                        8        SHARED DISPOSITIVE POWER
                                 1,167,400

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,167,400 shares of Common Stock

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                  [   ]

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.18%

12   TYPE OF REPORTING PERSON

     IN


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CUSIP No.                        13G                                Page 7 of 14

644398-10-9


SCHEDULE 13G


Item 1.

     (a) Name of Issuer: New Frontier Media, Inc.

     (b) Address of Issuer's Principal Executive Offices:
         7007 Winchester Circle, Suite 200
         Boulder, CO 80301

Item 2.

1.   (a) Name of Person Filing: Sandler Capital Management

     (b) Address of Principal Business Office, or, if none, Residence:
         711 Fifth Avenue
         New York, New York 10022

     (c) Citizenship or Place of Organization:
         Sandler Capital Management is a registered investment adviser and general partnership organized under the laws of the State of New York.

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number: 644398-10-9

2.   (a) Name of Person Filing: Sandler Associates ("Sandler Associates")

     (b) Address of Principal Business Office, or, if none, Residence:
         711 Fifth Avenue
         New York, New York 10022

     (c) Citizenship or Place of Organization:
         Sandler Associates is a limited partnership organized under the laws of the State of New York.

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number: 644398-10-9

3.   (a) Name of Person Filing: Sandler Associates II, L.P.
         ("Sandler Associates II")


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CUSIP No.                        13G                                Page 8 of 14

644398-10-9


     (b) Address of Principal Business Office, or, if none, Residence:
         711 Fifth Avenue New York, New York 10022

     (c) Citizenship or Place of Organization:
         Sandler Associates II is a limited partnership organized under the laws of the State of New York.

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number: 644398-10-9

4.   (a) Name of Person Filing: Sandler Offshore Fund, Inc. ("Sandler Offshore")

     (b) Address of Principal Business Office, or, if none, Residence:
         711 Fifth Avenue
         New York, New York 10022

     (c) Citizenship or Place of Organization:
         Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number: 644398-10-9

5.   (a) Name of Person Filing:  Andrew Sandler

     (b) Address of Principal Business Office, or, if none, Residence:
         711 Fifth Avenue
         New York, New York 10022

     (c) Citizenship or Place of Organization: United States

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number: 644398-10-9

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         Not applicable.

Item 4.  Ownership.

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CUSIP No.                        13G                                Page 9 of 14

644398-10-9



         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         1.   Sandler Capital Management:

         (a) Amount beneficially owned: 510,500(1)(2) shares of Common Stock, $0.0001 cents par value, of New Frontier Media, Inc. Reporting Person is the investment adviser to Sandler Offshore and various managed accounts.

         (b)    Percent of class: 2.26%

         (c)    Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: 0 shares

                (ii)    Shared power to vote or to direct the vote:
                        510,500(1)(2) shares

                (iii)   Sole power to dispose or to direct the disposition of:
                        0 shares

                (iv)    Shared power to dispose or to direct the disposition of:
                        510,500(1)(2) shares

         2.   Sandler Associates:

         (a) Amount beneficially owned: 625,400 shares of Common Stock, $0.0001 par value, of New Frontier Media, Inc.

         (b)  Percent of class: 2.77%

         (c)  Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: 625,400 shares

                (ii)    Shared power to vote or to direct the vote: 0 shares

                (iii)   Sole power to dispose or to direct the disposition of:
                        625,400 shares

                (iv)    Shared power to dispose or to direct the disposition of:
                        0 shares

         3.   Sandler Associates II, L.P.:

CUSIP No.                        13G                               Page 10 of 14

644398-10-9


         (a) Amount beneficially owned: 31,500 shares of Common Stock, $0.0001 par value, of New Frontier Media, Inc.

         (b)  Percent of class: 0.14%

         (c)  Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote:
                        31,500 shares

                (ii)    Shared power to vote or to direct the vote: 0 shares

                (iii)   Sole power to dispose or to direct the disposition of:
                        31,500 shares

                (iv)    Shared power to dispose or to direct the disposition of:
                        0 shares

         4.   Sandler Offshore Fund, Inc.:

         (a) Amount beneficially owned: 424,600 shares of Common Stock, $0.0001 par value, of New Frontier Media, Inc.

         (b)  Percent of class: 1.88%

         (c)  Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote:
                        424,600 shares

                (ii)    Shared power to vote or to direct the vote: 0 shares

                (iii)   Sole power to dispose or to direct the disposition of:
                        424,600 shares

                (iv)    Shared power to dispose or to direct the disposition of:
                        0 shares

         5.   Andrew Sandler:

         (a) Amount beneficially owned: 1,167,400(2)(3) shares of Common Stock, $0.0001 par value, of New Frontier Media, Inc. Reporting Person is the portfolio manager of Sandler Associates, Sandler
              Associates II, Sandler Offshore and various separately managed accounts.

         (b)  Percent of class: 5.18%


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CUSIP No.                        13G                               Page 11 of 14

644398-10-9


         (c)  Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote:
                        0 shares

                (ii)    Shared power to vote or to direct the vote:
                        1,167,400(2)(3) shares

                (iii)   Sole power to dispose or to direct the disposition of:
                        0 shares

                (iv)    Shared power to dispose or to direct the disposition of:
                        1,167,400(2)(3) shares

-------------------------

(1) Includes 424,600 shares of Common Stock beneficially owned by Sandler Offshore and 85,900 shares of Common Stock beneficially owned by separately managed accounts.
(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.
(3) Includes 625,400, 31,500 and 424,600 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II and Sandler Offshore, respectively, and 85,900 shares of Common Stock beneficially owned by separately managed accounts.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         See Exhibit A for Joint Filing Agreement.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.


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CUSIP No.                        13G                               Page 12 of 14

644398-10-9


         By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No.                        13G                               Page 13 of 14

644398-10-9



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2005                     SANDLER CAPITAL MANAGEMENT
                                             By:  MJDM Corp., a general partner

                                             By:  /s/ Moira Mitchell
                                                  ------------------------------
                                             Name:    Moira Mitchell
                                             Title:   President

Date:  February 17, 2005                     SANDLER ASSOCIATES

                                             By:  /s/ Andrew Sandler
                                                  ------------------------------
                                             Name:    Andrew Sandler
                                             Title:   General Partner

Date:  February 17, 2005                     SANDLER ASSOCIATES II, L.P.

                                             By:  /s/ Andrew Sandler
                                                  ------------------------------
                                             Name:    Andrew Sandler
                                             Title:   General Partner

Date:  February 17, 2005                     SANDLER OFFSHORE FUND, INC.

                                             By:  /s/ Steven Warshavsky
                                                  ------------------------------
                                             Name:    Steven Warshavsky
                                             Title:   Director

Date:  February 17, 2005                          /s/ Andrew Sandler
                                                  ------------------------------
                                             Name:    Andrew Sandler


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CUSIP No.                        13G                               Page 14 of 14

644398-10-9




                                   Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of New Frontier Media, Inc. and that this Agreement be included as an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the dates set forth next to the undersigned's name.

Date:  February 17, 2005                     SANDLER CAPITAL MANAGEMENT
                                             By:  MJDM Corp., a general partner

                                             By:  /s/ Moira Mitchell
                                                  ------------------------------
                                             Name:    Moira Mitchell
                                             Title:   President

Date:  February 17, 2005                     SANDLER ASSOCIATES

                                             By:  /s/ Andrew Sandler
                                                  ------------------------------
                                             Name:    Andrew Sandler
                                             Title:   General Partner

Date:  February 17, 2005                     SANDLER ASSOCIATES II, L.P.

                                             By:  /s/ Andrew Sandler
                                                  ------------------------------
                                             Name:    Andrew Sandler
                                             Title:   General Partner

Date:  February 17, 2005                     SANDLER OFFSHORE FUND, INC.

                                             By:  /s/ Steven Warshavsky
                                                  ------------------------------
                                             Name:    Steven Warshavsky
                                             Title:   Director

Date:  February 17, 2005                          /s/ Andrew Sandler
                                                  ------------------------------
                                             Name:    Andrew Sandler